EXPENSE LIMITATION AGREEMENT

Securian Funds Trust – SFT International Bond Fund (Class 2 Shares)

THIS EXPENSE LIMITATION AGREEMENT (the “Agreement”) is entered into as of May 3, 2023, and effective as of June 1, 2023 (the “Effective Date”), by and between SECURIAN FUNDS TRUST, a Delaware statutory trust (the “Trust”), on behalf the SFT International Bond Fund, a series of the Trust, and SECURIAN ASSET MANAGEMENT, INC., a Minnesota corporation (the “Adviser”).

RECITALS

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust and the Adviser are parties to that certain Investment Advisory Agreement, dated as of May 1, 2012, as thereafter modified (collectively, the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to each series of the Trust, including the SFT International Bond Fund (the “Fund”); and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interest of the Fund and its shareholders to enter into this Agreement to limit the operating expenses of the Class 2 shares of Fund to 0.99% of the average daily net assets of such Class 2 shares during the term of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser agree as follows:

1.  Incorporation of Recitals. Each of the above recitals is true and correct and are incorporated herein by reference.

2.  Expense Limitation.

2.1  Applicable Expense Limit. To the extent the aggregate expenses of every character incurred by the Class 2 shares of the Fund in any fiscal year, including but not limited to, the investment advisory fees payable to the Adviser under the Advisory Agreement, Rule 12b-1 fees, and Other Expenses (as set forth in the Fund’s prospectus), but exclusive of any interest, taxes, brokerage commissions, acquired fund fees and expenses, transaction costs, litigation expenses, and other extraordinary expenses not incurred in the ordinary course of the Fund’s business (collectively, the “Fund Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 2.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser.

2.2  Operating Expense Limit. The maximum operating expense limit for the Class 2 shares of the Fund in any year shall be 0.99% of the average daily net assets of the Class 2 shares of the Fund (the “Operating Expense Limit”).

2.3  Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit, the Adviser shall waive or reduce Other Expenses (as set forth in the Fund’s prospectus) for such month by an aggregate amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced Other Expenses for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the Fund an amount that, together with the waived or reduced amount, is sufficient to pay the Excess Amount.

2.4  Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced, and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year, shall equal the Excess Amount.

3.  Reimbursement of Fee Waivers and Expense Reimbursements.

3.1  Reimbursement. If in any fiscal year in which the Advisory Agreement is in effect, the estimated aggregate Fund Operating Expenses for the fiscal year are less than the Operating Expense Limit for that year, the Adviser shall receive reimbursement by the Fund, in who or in part, as provided below, of the investment advisory fees waived or reduced, and other payments remitted by the Adviser to the Fund, pursuant to Section 1 of this Agreement, during any of the previous three (3) fiscal years, less any reimbursement previously paid by the Fund to the Adviser pursuant to Section 3.2 below, with respect to such waivers, reductions, and payments (collectively, the “Reimbursement Amount”). The Reimbursement Amount shall not include any additional charges or fees whatsoever, including without limitation, any interest accruable on the Reimbursement Amount.

3.2  Method of Computation. To determine the Fund’s obligation, if any, to reimburse the Adviser for all or any portion of the Reimbursement Amount, each month the Fund Operating Expenses shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month are less the Operating Expense Limit, the Fund, with prior approval of the Board of Trustees (the “Board”) of the Trust, shall pay to the Adviser an amount sufficient to increase the annualized Fund Operating Expenses to an amount no greater than the Operating Expense Limit, provided that such amount paid to the Adviser shall in no event exceed the total Reimbursement Amount. If the annualized Fund Operating Expenses for the Fund are greater than the Operating Expense Limit for one or more months in a quarter and less the remaining month(s), the calculation described in this Section 3.2 shall be made on a monthly basis and the net amount of the monthly calculations shall be reported to the Board.

3.3  Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that actual Fund Operating Expenses for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

4.  Term and Termination. This Agreement shall be effective as of the Effective Date and shall continue in effect through May 1, 2024 (the “Initial Term”), and unless sooner terminated as provided herein, shall continue year-to-year thereafter, provided each continuance is specifically approved at least annually by the majority of the trustees of the Trust who (i) are not “interested persons” of the Trust or any party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement. The Adviser may terminate this Agreement at any time following the end of the Initial Term upon sixty (60) days’ prior written notice. This Agreement shall automatically terminate upon any termination of the Advisory Agreement with respect to the Fund, with such termination effective as of the effective date of the Advisory Agreement’s termination with respect to the Fund. Notwithstanding the foregoing, any obligation of the Trust to reimburse the Adviser for all or any portion of the Reimbursement Amount shall survive the termination of this Agreement unless the Trust and Adviser agree otherwise.

5.  Captions. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions thereof.

6.  Interpretation. Nothing contained herein shall be deemed to require the Adviser, Trust, or the Fund to take any action contrary to its Articles of Incorporation, Amended and Restated Declaration of Trust, or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is lawfully bound.

7.  Definitions. Any question of interpretation of any term or provision of this Agreement, including, without limitation, as to the investment advisory fee, the computation of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning ascribed to it and shall be resolved by reference to such Advisory Agreement or the 1940 Act.

8.  Amendment. No amendment to this Agreement shall be effective unless it is in writing and executed by both the Trust and the Adviser. No oral amendment or modification to this Agreement may be implied.

9.  Governing Law. Except to the extent preempted by applicable federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to principals of conflict of laws.

10. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original copy, and which together shall constitute one and the same instrument binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart. The parties each acknowledge and agree that electronic signature via DocuSign shall constitute an original signature and shall be fully valid and binding upon such party. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic method of transmission, including without limitation DocuSign, shall be equally as effective as delivery of an original executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Trust and Adviser have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

SECURIAN FUNDS TRUST, a Delaware		SECURIAN ASSET MANAGEMENT, INC.,
statutory trust		a Minnesota corporation

By:	/s/ Kevin L. Ligtenberg	By:	/s/ Suzette L. Huovinen
	Kevin L. Ligtenberg		Suzette L. Huovinen
Title:	Vice President & Treasurer	Title:	President

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